Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

 We consent to the incorporation by reference in the Registration Statements of Spherix Incorporated and Subsidiaries (the “Company”) on Form S-3 (File No. 333-198498), Form S-3 (File No. 333-195346), Form S-8 (File No. 333-197429), Form S-8 (File No. 333-187811), Form S-8 (File No. 333-185524) and Form S-3 (File No. 333-193729) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 30, 2015, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of Spherix Incorporated and Subsidiaries for the year ended December 31, 2014.

/s/ Marcum llp

Marcum llp
New York, NY
March 30, 2015